UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 13G
(Amendment No. 6)
Under the Securities Exchange Act of 1934
INTEGRAL VISION, INC.
(Name of Issuer)
COMMON STOCK
(Title of Class of Securities)
4 5 8 1 1 H 1 0 6
(CUSIP Number)
Required Annual Filing (December 31, 2007)
(Date of Event Which Requires Filing of this Statement)
☑ Rule 13d-1(b) for Industrial Boxboard Corporation Profit Sharing Plan
☑ Rule 13d-1(c) for J. N. Hunter, J. A. Hunter, and Industrial Boxboard Company

CUSIP No.	4 5 8 1 1 H 1 0 6

1	NAMES OF REPORTING PERSONS J. N. Hunter

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		263,846

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,665,679

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		263,846

WITH:	8	SHARED DISPOSITIVE POWER

		2,665,679

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,929,525

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.86%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	4 5 8 1 1 H 1 0 6

1	NAMES OF REPORTING PERSONS J. A. Hunter

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,665,679

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,665,679

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,665,679

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.98%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	4 5 8 1 1 H 1 0 6

1	NAMES OF REPORTING PERSONS Industrial Boxboard Corporation Profit Sharing Plan, J. N. Hunter and J. A. Hunter, Trustees

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		2,477,833

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,477,833

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,477,833

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.34%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	EP

CUSIP No.	4 5 8 1 1 H 1 0 6

1	NAMES OF REPORTING PERSONS Industrial Boxboard Company, J. N. Hunter and J. A. Hunter, its general partners

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		187,846

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		187,846

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	187,846

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.64%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Item 1(a). Name of Issuer:
Integral Vision, Inc.
Item 1(b). Name of Issuer’s Principal Executive Offices:
49113 Wixom Tech Drive
Wixom, Michigan 4 8 3 9 3
Item 2(a). Name of Person Filing:
J. N. Hunter
Item 2(b). Address or Principal Business Office or, if none, Residence:
Industrial Boxboard Corporation
2 2 4 9 Davis Court
Hayward, CA 9 4 5 4 5
Item 2(c). Citizenship:
United States of America
Item 2(d). Title of Class of Securities:
Common Stock
Item 2(e). CUSIP Number:
4 5 8 1 1 H 1 0 6

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c) check whether the person filing is a:

	Not applicable:	J. N. Hunter, J. A. Hunter, for the Industrial Boxboard Corporation, or for the Industrial Boxboard Company

However, for the Industrial Boxboard Corporation Profit Sharing Plan, J. N. Hunter and J. A. Hunter, Trustees:

Item 4.	Ownership:

	J. N. Hunter:

	(a)	Amount Beneficially Owned:		2,929,525
		(includes warrants to purchase 134,561 shares)

	(b)	Percent of Class:		9.86%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote:	263,846
			(held in J. N. Hunter’s IRA)

		(ii)	shared power to vote or to direct the vote:	2,665,679

		(iii)	sole power to dispose or to direct the disposition of:	263,846
			(held in J. N. Hunter’s IRA)

		(iv)	shared power to dispose or to direct the disposition of:	2,665,679

	J. A. Hunter:

	(a)	Amount Beneficially Owned:		2,665,679
		(includes warrants to purchase 134,561 shares)

	(b)	Percent of Class:		8.98%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote:	0

		(ii)	shared power to vote or to direct the vote:	2,665,679

		(iii)	sole power to dispose or to direct the disposition of:	0

		(iv)	shared power to dispose or to direct the disposition of:	2,665,679

Item 4.		Ownership: (continued)

	Industrial Boxboard Corporation Profit Sharing Plan,
	J. N. Hunter and J. A. Hunter, Trustees:

	(a)	Amount Beneficially Owned:		2,477,833
		(includes warrants to purchase 134,561 shares)

	(b)	Percent of Class:		8.34%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote:	2,477,833

		(ii)	shared power to vote or to direct the vote:	0

		(iii)	sole power to dispose or to direct the disposition of:	2,477,833

		(iv)	shared power to dispose or to direct the disposition of:	0

	Industrial Boxboard Company, a California Partnership
	J. N. Hunter and J. A. Hunter, its sole general partners:

	(a)	Amount Beneficially Owned:		187,846

	(b)	Percent of Class:		0.64%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote:	187,846

		(ii)	shared power to vote or to direct the vote:	0

		(iii)	sole power to dispose or to direct the disposition of:	187,846

		(iv)	shared power to dispose or to direct the disposition of:	0

Item 5.		Ownership of Five Percent or Less of a Class:

			Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable

Item 8.	Identification and Classification of Members of the Group:

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
(date and signatures on next page)

Dated: February 13, 2008

Industrial Boxboard Corporation Profit Sharing Plan

/S/ J. N. Hunter	/S/ J. A. Hunter

J. N. Hunter, Trustee	J. A. Hunter, Trustee
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 13, 2008

	/S/ J. N. Hunter	/S/ J. A. Hunter

	J. N. Hunter	J. A. Hunter

Industrial Boxboard Company, a California partnership

	/S/ J. N. Hunter	/S/ J. A. Hunter

	J. N. Hunter, general partner	J. A. Hunter, general partner

Note:	The address for all reporting persons herein is the address listed in Item 2(b) above.